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                                                                       EXHIBIT B

                                                                   EXHIBIT 10.67

                              SEPARATION AGREEMENT

         THIS SEPARATION AGREEMENT (this "AGREEMENT") is made and entered into on November 25, 2003 (the "EFFECTIVE DATE") by and between ValueVision Media, Inc., a Minnesota corporation with its principal place of business in Eden Prairie, Minnesota (the "COMPANY"), and Gene McCaffery, an Illinois resident ("MCCAFFERY").

                                   BACKGROUND

         A. McCaffery has been employed by the Company since March 30, 1998 and is currently employed by the Company as its President and Chief Executive Officer.

         B. McCaffery currently serves as a member of the Company's Board of Directors (the "BOARD") and is the Board's Chairman.

         C. The Company and McCaffery entered into an Employment Agreement dated March 30, 1998, which was amended and restated by the Amended and Restated Employment Agreement dated December 2, 1999 as amended by Amendment No. 1 to the 1999 Restated Employment Agreement dated October 9, 2000 and Amendment No. 2 to the 1999 Restated Employment Agreement dated September 10, 2002 (as so amended, the "AMENDED AND RESTATED EMPLOYMENT AGREEMENT").

         D. The parties have agreed that McCaffery will resign as President and Chief Executive Officer of the Company, effective upon the date and subject to the terms and conditions set forth in this Agreement.

         E. The parties desire to resolve all present and potential issues between them relating to McCaffery's employment and termination of his employment, and have agreed to a full resolution of any such issues as set forth in this Agreement.

         F. In consideration of the mutual promises and provisions contained in this Agreement, the parties, intending to be legally bound, agree as follows:


                                   AGREEMENTS

1. RESIGNATION AS PRESIDENT AND CHIEF EXECUTIVE OFFICER. McCaffery agrees to resign as President and Chief Executive Officer of the Company effective on such date set forth in a written notice signed by a majority of the non-employee members of the Board and which effective date will be at least 15 calendar days following the date of delivery of the notice or such earlier date agreed to by McCaffery and the Company. If McCaffery is still the President and Chief Executive Officer of the Company on and after December 31, 2003, then McCaffery will also have the right to resign from such position, at his discretion, after providing the Company with written notice at least 30 calendar days prior to the effective date of such resignation. The effective date of any such resignation under this Section 1 is referred to in this Agreement as the "TRANSITION DATE".

2. RESIGNATION FROM THE BOARD. McCaffery agrees to resign his seat on the Board immediately upon receipt of the written request of a majority of the non-employee members of the Board. In addition, McCaffery may resign voluntarily from the Board at any time.


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3.       RELEASES.

         (a) MCCAFFERY RELEASE. Within 21 days following the Transition Date, McCaffery will execute and deliver to the Company a release in the form attached to this Agreement as Exhibit A (the "MCCAFFERY RELEASE").

         (b) VALUEVISION RELEASE. Concurrent with receipt of the McCaffery Release, the Company will execute and deliver to McCaffery a release in the form attached to this Agreement as Exhibit B (the "VALUEVISION RELEASE" and, together with the McCaffery Release, collectively the "RELEASES").

         (c) INTERPRETATION. This Agreement will not be interpreted or construed to limit the Releases in any manner and the existence of any dispute respecting the interpretation or alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Releases.

4.       CONTINUED EMPLOYMENT.

         (a) EMPLOYMENT THROUGH TRANSITION DATE. From the date of this Agreement through the Transition Date, McCaffery will remain employed by the Company as President and Chief Executive Officer. During such period he shall continue to report to the Board and shall faithfully and to the best of his ability devote his full time and skills to such employment as President and Chief Executive Officer. While he serves as President and Chief Executive Officer, McCaffery (1) shall be paid a base salary at the current annual rate of $900,000, such rate to increase to $950,000 effective April 1, 2004 if McCaffery continues as President and Chief Executive Officer on and after such date, (2) shall be paid an automobile allowance of $600 per month, and (3) shall be eligible to continue to participate in such employee benefit plans and programs of the Company in which he is currently participating in accordance with the terms of such plans and programs.

         (b) TRANSITION EMPLOYMENT AGREEMENT. The Company agrees to continue to employ McCaffery from and after the Transition Date as Special Advisor to the Board on the terms and subject to the conditions set forth in the form of Transition Employment Agreement attached to this Agreement as Exhibit C (the "TRANSITION EMPLOYMENT AGREEMENT"). The existence of any dispute under the Transition Employment Agreement will not affect the rights or obligations of the parties under this Agreement.

         (c) DELIVERY REQUIREMENT. The Transition Employment Agreement will become legally binding on McCaffery and the Company only if McCaffery executes and delivers to the Company the Transition Employment Agreement within 5 calendar days after the Transition Date. At such time, the Company will execute and deliver to McCaffery the Transition Employment Agreement.

         (d) LEGAL EFFECT. Upon execution and delivery to the Company by McCaffery of the Transition Employment Agreement in compliance with Section 4(c):

                  (1) McCaffery's employment by the Company will be deemed to have been continued as of the Transition Date without interruption;

                  (2) the resignation of McCaffery as President and Chief Executive Officer of the Company will not be deemed to constitute a termination of employment under the terms of that certain Promissory Note dated June 23, 2000 (the "PROMISSORY


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                           NOTE") given by McCaffery to the Company and no
                           accelerated repayment of the Promissory Note would be required as a result thereof;

                  (3) the resignation of McCaffery as President and Chief Executive Officer of the Company will not be deemed to constitute a termination of employment under the terms of any stock option agreement or restricted stock agreement between McCaffery and the Company; and

                  (4) any references to termination of employment in Sections 5(d) or 9 will be deemed to refer to the termination of McCaffery's employment by the Company under the Transition Employment Agreement.

5.       SEVERANCE.

         (a) AMOUNTS. The total amounts to be paid to or on behalf of McCaffery under this Agreement will be equal to the sum of the following:

                  (1) an amount equal to the aggregate base salary that would have been paid to McCaffery under Section 4(a) of the Amended and Restated Employment Agreement if he had remained employed as President and Chief Executive Officer of the Company for the period from the Transition Date through December 31, 2005, less required deductions and withholdings;

                  (2) $1,583,000, less required deductions and withholdings, in consideration of the first and second extended term retention bonuses the Company was required to pay McCaffery under Section 4(f) of the Amended and Restated Employment Agreement;

                  (3) $291,666, less any required deductions and withholdings, in consideration of the second extended term signing bonus the Company was required to pay McCaffery under Section 4(b) of the Amended and Restated Employment Agreement; and

                  (4) the amount of the performance bonus for fiscal year 2003 that McCaffery would be entitled to, if any, under the Company's 2002 Management Incentive Plan if he had remained employed through January 31, 2004, under the terms of such plan as determined based on achievement of Company financial objectives established by the Company's Compensation Committee, less any required deductions and withholdings, such amount to be prorated by the Company through the Transition Date to reflect the actual portion of the fiscal year during which McCaffery served as President and Chief Executive Officer of the Company.

         (b) TIMING OF PAYMENTS. The Company will pay the amounts set forth in Section 5(a) to McCaffery as follows:

                  (1)      the payments described in Sections 5(a)(1), (2) and
                           (3) will be paid as soon as practicable after satisfaction by McCaffery of each of the conditions precedent in Section 6, but not earlier than January 2, 2004; and

                  (2) the payment described in Section 5(a)(4), if any, will be paid on the later of the date that each of the conditions precedent in Section 6 are satisfied by McCaffery and the date that other senior executives of the Company are paid their


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                           performance bonuses for fiscal year 2003 under the
                           Company's 2002 Management Incentive Plan.

         (c) ADDITIONAL BENEFITS. Subject to the satisfaction by McCaffery of each of the conditions precedent in Section 6, the Company will continue to provide health, dental and life insurance benefits to McCaffery. If continuation of any coverage under the Company's plans requires an election by McCaffery pursuant to COBRA or similar laws, then the Company will pay for coverage only if McCaffery elects to continue it in accordance with such laws and the applicable plans. In the event that McCaffery's participation in such plans is not possible under any of the applicable plans and laws (for reasons other than McCaffery's failure to comply with the election requirements for continuation coverage), the Company will purchase substantially similar coverage until the earlier of (1) December 31, 2005, and (2) the date on which McCaffery becomes eligible under another group plan for such particular type of coverage that is substantially similar to the coverage provided under the plans provided by the Company. McCaffery and the Company agree to cooperate in good faith to seek the most favorable rate for comparable coverage for McCaffery once COBRA continuation coverage ends. The Company will be obligated to comply with its obligations under this Section 5(c) whether or not McCaffery is employed by the Company under the Transition Employment Agreement, except that the Company will no longer have any obligations under this Section 5(c) after December 31, 2005.

         (d) VESTING OF RESTRICTED STOCK. Subject to the satisfaction by McCaffery of each of the conditions precedent in Section 6, the restricted stock granted to McCaffery pursuant to that certain Restricted Stock Agreement effective February 1, 2003 shall vest in full upon termination of McCaffery's employment with the Company.

         (e) EFFECT OF PAYMENTS. The payment by the Company of the amounts set forth in Section 5(a) and the fulfillment by the Company of its obligations under Sections 5(c) and (d) will be in lieu of any further payments or compensation that McCaffery would otherwise be entitled to receive under the Amended and Restated Employment Agreement but shall not affect any rights of McCaffery under any stock option agreement with the Company, whether or not such option grant was provided for under the Amended and Restated Employment Agreement.

6. CONDITIONS PRECEDENT. McCaffery will be entitled to the consideration described in Sections 5(a), (c) and (d) only if and when the following conditions are satisfied by McCaffery:

         (a) Within 21 days after the Transition Date McCaffery has executed and delivered to the Company the McCaffery Release (or, in the event of the earlier death or disability of McCaffery, his estate or personal representative, as applicable, has executed and delivered to the Company a release substantially in the form of the McCaffery Release and approved by the Company in the reasonable exercise of its discretion);

         (b) the rescission period set forth in the McCaffery Release has expired, McCaffery has not rescinded the McCaffery Release, and McCaffery confirms in writing to the Company after the expiration of such rescission period that McCaffery has not and will not rescind the McCaffery Release;

         (c) McCaffery's employment with the Company prior to the Transition Date or under the Amended and Restated Employment Agreement has not been terminated for Cause (as such term is defined under Transition Employment Agreement, whether or not the Transition Employment Agreement has become effective), there exists no event or


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                  circumstance that constitutes Cause and McCaffery has not
                  voluntarily resigned his employment with the Company except as specifically provided pursuant to Section 1 of this Agreement;

         (d) The representations and warranties of McCaffery contained in this Agreement are true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects on the Transition Date, as if made on the Transition Date.

         (e) McCaffery will have observed and performed in all material respects all covenants and agreements required by this Agreement to be observed or performed by McCaffery on or prior to the Transition Date, except where such covenants and agreements are qualified as to materiality, in which case McCaffery will have observed and performed such covenants and agreements in all respects; and

         (f) McCaffery will have delivered to the Company a certificate executed by McCaffery and dated the Transition Date to the effects set forth in Sections 6(d) and (e).

7.       EFFECT ON CERTAIN BENEFITS.

         (a) EXISTING STOCK OPTIONS; RESTRICTED STOCK. Except as specifically provided in Section 5(d), this Agreement will not affect or alter any of the previous agreements in effect between the Company and McCaffery pertaining to any stock options or restricted stock granted to McCaffery by the Company.

         (b) PREVIOUS SIGNING BONUSES. McCaffery will have no obligation to return to the Company any portion of any signing bonus paid to him under the Amended and Restated Employment Agreement prior to the date of this Agreement.


8. REPAYMENT OF PROMISSORY NOTE; PLEDGE AGREEMENT. Notwithstanding anything contained in this Agreement, the Promissory Note will continue to remain payable according to its terms and that certain Pledge Agreement dated as of June 23, 2000 ("PLEDGE AGREEMENT") will continue in full force and effect. McCaffery understands and agrees that he must continue to comply with the collateral requirements of the Note and Pledge Agreement in accordance with their terms. In the event McCaffery becomes a full-time employee of an employer other than the Company, then any amounts to which McCaffery becomes entitled to receive under either of this Agreement or the Transition Employment Agreement subsequent to the commencement date of such other employment will be applied first to repay any amounts payable under the Promissory Note.

9.       NON-DISCLOSURE, NON-COMPETITION, AND NON-SOLICITATION AGREEMENTS.

         (a) NON-DISCLOSURE AGREEMENT. McCaffery acknowledges that the confidential information and data obtained by him during the course of his employment concerning the business or affairs of the Company, or any entity related thereto, are the property of the Company and will be confidential to the Company. Such confidential information may include, but is not limited to, specifications, designs, and processes, product formulae, manufacturing, distributing, marketing or selling processes, systems, procedures, plans, know-how, services or material, trade secrets, devices (whether or not patented or patentable), customer or supplier lists, price lists, financial information including, without limitation, costs of materials, manufacturing processes and distribution costs, business plans, prospects or opportunities, and software and development or research work, but does not include McCaffery's general business or direct marketing knowledge (the "CONFIDENTIAL INFORMATION"). All the Confidential Information shall remain the property of the Company and McCaffery agrees that he will not disclose to any unauthorized persons or use for his


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                  own account or for the benefit of any third party any of the
                  Confidential Information without the Board's written consent. McCaffery agrees to deliver to the Company at the termination of his employment or at such earlier date requested by the Company, all memoranda, notes, plans, records, reports, video and audio tapes and any and all other documentation (and copies thereof) relating to the business of the Company, or any entity related thereto, which he may then possess or have under his direct or indirect control. Notwithstanding any provision herein to the contrary, the Confidential Information shall specifically exclude information which is publicly available to McCaffery and others by proper means, readily ascertainable from public sources known to McCaffery at the time the information was disclosed or which is rightfully obtained from a third party. It shall not be a breach of this
                  Section 9(a) for McCaffery to disclose Confidential Information (1) as required by law, provided McCaffery provides notice to the Company enabling it to seek a protective order before disclosure; or (2) to his attorney regarding litigation with the Company or other matters, provided that McCaffery instructs his attorney not to disclose such Confidential Information except with the advance written consent of McCaffery and the Company or to the extent necessary in connection with any dispute or potential dispute between McCaffery and the Company.

         (b) NON-COMPETITION AGREEMENT. McCaffery agrees that during his employment with the Company and for a period of 6 months following the date on which his employment with the Company terminates for any reason, he will not, directly or indirectly,

                  (1) own, manage, control participate in, lend his name to, act as consultant or advisor to or render services (alone or in association with any other person, firm, corporation or other business organization) for any other person or entity engaged in (a) the television home shopping business, or (b) subject to the limitation set forth in the next sentence, any business in which the Company competes as of the date of termination of McCaffery's employment with the Company or in which the Company (upon authorization of the Board) has invested significant research and development funds or resources and contemplates entering into during the following 12 months (the "RESTRICTED BUSINESS"), in any country that the Company or any of its affiliates operates during the term of McCaffery's employment with the Company (the "RESTRICTED AREA"); or

                  (2) have any interest in any business engaged in the Restricted Business in the Restricted Area other than the Company (provided that nothing herein will prevent McCaffery from owning in the aggregate not more than 1% of the outstanding stock of any class of a corporation engaged in the Restricted Business in the Restricted Area which is publicly traded, so long as McCaffery has no participation in the management or conduct of business of such corporation).

                  Notwithstanding any other provision of this Section 9, "RESTRICTED BUSINESS" shall not include an internet- or e-commerce-related business that is not also engaged in the television home shopping business.

         (c) COVENANT NOT TO HIRE OR RECRUIT EMPLOYEES. McCaffery agrees that during his employment with the Company and for a period of 12 months following the date on which his employment with the Company terminates for any reason, he will not, directly or indirectly, induce or attempt to induce any employee of the Company or any entity related to the Company to leave his, her or their employ, or in any other way interfere with the relationship between the Company or any entity related to the Company and any other employee of the Company or any entity related to the Company.


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         (d)      COVENANT NOT TO SOLICIT CUSTOMERS. McCaffery agrees that
                  during his employment with the Company and for a period of 6 months following the date on which his employment with the Company terminates for any reason, he will not, directly or indirectly, induce or attempt to induce any customer, supplier, franchisee, licensee, other business relation or any affiliate of the Company or any entity related to the Company to cease doing business with the Company or any entity related to the Company, or in any way interfere with the relationship between any customer, franchisee or other business relation and the Company or any entity related to the Company, without the prior written consent of the Board.

         (e) ACKNOWLEDGMENT. McCaffery acknowledges that the provisions of this Section 9 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Section 9 by McCaffery will cause substantial and irreparable harm to the Company to such an extent that monetary damages alone would be an inadequate remedy therefor. Therefore, in the event that McCaffery violates any provision of this Section 9, the Company will be entitled to an injunction, in addition to all the other remedies it may have, restraining McCaffery from violating or continuing to violate such provision.

         (f) BLUE PENCIL DOCTRINE. If the duration of, scope of, or any business activity covered by this Section 9 is in excess of what is valid and enforceable under applicable law, such provision will be construed to cover only that duration, scope, or activity that is valid and enforceable. McCaffery acknowledges that this Section 9 will be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable laws.

10.      MCCAFFERY'S REPRESENTATIONS AND WARRANTIES.

         (a) GOOD FAITH. At all times that he was an employee, officer, or director of the Company, McCaffery acted in good faith, had no reasonable cause to believe that his conduct was unlawful, and reasonably believed that his conduct was in or not opposed to the best interests of the Company.

         (b) CAPACITY: ENFORCEABILITY. McCaffery has the legal capacity to execute and deliver this Agreement and the McCaffery Release and to perform his obligations hereunder and thereunder. This Agreement is, and upon execution and expiration of the applicable revocation period the McCaffery Release will be, the legal, valid and binding obligation of McCaffery, enforceable in accordance with their respective terms.

         (c) COMPANY STATEMENTS. McCaffery has not relied upon any statements or representations made by the Company or its attorneys, written or oral, including but not limited to statements regarding tax or legal matters pertaining to actions contemplated by this Agreement, other than the statements set forth in this Agreement and the ValueVision Release.

11.      COMPANY'S REPRESENTATIONS AND WARRANTIES.

         (a) CAPACITY: ENFORCEABILITY. The undersigned director of the Company has the legal capacity to execute and deliver this Agreement and the ValueVision Release on behalf of the Company. This Agreement is, and upon execution the ValueVision Release will be (subject to expiration of the rescission period applicable to the McCaffery Release), the legal, valid and binding obligation of the Company, enforceable in accordance with their respective terms.


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         (b)      MCCAFFERY STATEMENTS. The Company has not relied upon any
                  statements or representations made by McCaffery or his attorneys, written or oral, pertaining to actions contemplated by this Agreement, other than the statements set forth in this Agreement and the McCaffery Release.

12. ADDITIONAL BONUS. The Board will consider, in its sole and absolute discretion, whether to pay an additional bonus to McCaffery under the terms of this Agreement based on the Company's financial performance for the fiscal year ending January 31, 2005 (FY2004). For purposes of providing general guidance to the Board only, if the Company's earnings before interest, taxes, depreciation and amortization ("EBITDA") for FY2004 is greater than $35 million, the additional bonus to be paid to McCaffery would be no greater than the lower of $250,000 or the amount of any performance bonus under Section 5(a)(4), and if the EBITDA for such fiscal year were in excess of $50 million, the additional bonus to be paid to McCaffery would be no greater than the lower of $500,000 or the amount of any performance bonus under Section 5(a)(4). The Board may determine in its sole and absolute discretion whether any bonus under this Section 11 will be paid to McCaffery and, if so, the form and timing of payment of any such bonus.

13.      COOPERATION.

         (a) OBLIGATION TO COOPERATE. At the Company's request and upon reasonable prior notice, McCaffery will, from time to time, both during and after his employment with the Company:

                  (1) timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by McCaffery in his capacity as an officer or director of the Company) as may be necessary or appropriate to formalize and update applicable corporate records;

                  (2) cooperate with the Company and otherwise perform such actions as reasonably requested by the Company in connection with any legal proceedings, investigations or litigation in which the Company is involved or otherwise has an interest; and

                  (3) discuss and consult with the Company regarding business matters that he was involved with while employed by the Company.

         (b) PAYMENT. To the extent that cooperation under Section 13(a) is required by the Company after McCaffery is no longer employed by the Company, the Company will compensate McCaffery for his time as well as any expenses he incurs in connection with any actions taken to comply with Section 13(a) after termination of McCaffery's employment with the Company, at a per diem amount of $2,000. Such payment by the Company will be made as soon as practicable after the Company requests his cooperation under Section 13(a).

         (c) EXCEPTION. Notwithstanding Section 13(a), McCaffery may refuse to comply with a request for his cooperation by the Company under Section 13(a) if McCaffery reasonably believes that his cooperation would be unlawful or unethical or would require him to make any inaccurate statement of fact.

         (d) EFFECT OF BREACH. Any action or omission by McCaffery in violation of Section 13(a) shall not constitute a breach of this Agreement unless and until the Company has provided written notice to McCaffery describing the alleged violation and, if such


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                  violation is curable, McCaffery has failed to cure it within five (5) calendar days following the date such notice is given.

14.      MUTUAL CONFIDENTIALITY.

         (a) GENERAL STANDARD. It is the intent of the parties that the terms of this Agreement and the Releases (collectively "CONFIDENTIAL SEPARATION INFORMATION"), will be forever treated as confidential. Accordingly, McCaffery and the Company will not disclose or discuss such Confidential Separation Information to or with anyone at any time, except as provided in Section 14(b) below.

         (b)      EXCEPTIONS.

                           (1) It will not be a violation of this Agreement for the parties to disclose Confidential Separation Information in reports to governmental agencies as required by law or regulation, including but not limited to, disclosure as required by federal securities laws and regulations or any federal or state tax authority.

                           (2) It will not be a violation of this Agreement for the parties to acknowledge the existence of this Agreement or the Transition Employment Agreement, if in effect, in response to any inquiry regarding the termination of McCaffery's employment with the Company or his status as President and Chief Executive Officer.

                           (3) It will not be a violation of this Agreement for McCaffery to disclose Confidential Separation Information to his spouse, attorneys, accountants or tax advisors.

                           (4) It will not be a violation of this Agreement for McCaffery to disclose to employers and prospective employers that he is constrained from certain activities as a result of the terms of this Agreement. Nor will it be a violation of this Agreement for McCaffery to inform Company employees who ask him about employment opportunities outside the Company that the terms of Section 9(c) preclude him from engaging in certain activities that could interfere with their employment with the Company.

                           (5) It will not be a violation of this Agreement for either party to disclose Confidential Separation Information to the Company's auditors, its attorneys, or its directors, officers, employees, and agents who have a legitimate reason to obtain the Confidential Separation Information in the course of performing their duties or responsibilities for the Company.

                           (6) It will not be a violation of this Agreement for either party to disclose Confidential Separation Information in connection with any litigation or arbitration proceeding involving the parties' rights or obligations under this Agreement or the Releases.

15. NON-DISPARAGEMENT. McCaffery will not malign, defame or disparage the reputation, character, image, products, or services of the Company, or the reputation or character of the Company's directors, officers, employees, or agents. The Company will not authorize any of its officers, directors, employees or agents acting on its behalf to malign, defame or disparage the reputation or character of McCaffery, and will take appropriate and reasonable actions to prevent any such person from doing so. Nothing in this Section 15 will be interpreted to limit in any manner the


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         exercise of fiduciary responsibilities of any person as an officer or director of the Company, or to prohibit any person from giving truthful information in response to a valid subpoena or court order.

16. FULL COMPENSATION. McCaffery acknowledges and understands that the payments made and other consideration provided by the Company under this Agreement will fully compensate McCaffery for and extinguish any and all of the potential claims McCaffery is releasing in the McCaffery Release, including without limitation, any claims for attorneys' fees and costs and any and all claims for any type of legal or equitable relief.

17. LEGAL REPRESENTATION. McCaffery acknowledges that he consulted with his own attorney before executing this Agreement and the McCaffery Release, that he has had a full opportunity to consider this Agreement and the Releases, and that he has had a full opportunity to ask any questions that he may have concerning this Agreement, the Releases, and the settlement of his potential claims against the Company.

18. EXPENSES. As soon as practicable after satisfaction by McCaffery of each of the conditions precedent set forth in Section 6, the Company will reimburse McCaffery up to $35,000 for the reasonable legal fees and expenses incurred by McCaffery in connection with the negotiation and execution of this Agreement and the Releases.

19. TAXES. The Company will deduct from any payments made to McCaffery under this Agreement any withholding or other taxes that the Company is required to deduct, if any, under applicable law. Except to the extent taxes are withheld by the Company, McCaffery shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits, and other compensation provided to him hereunder. So long as the Company reasonably believes McCaffery is a legal resident of the State of Illinois, the Company shall treat McCaffery as a resident of the State of Illinois for state income tax withholding purposes and shall allocate any compensation reportable with respect to the payments made to him under Section 5 and any compensation income realized by him from the exercise of stock options to Illinois. McCaffery agrees to promptly advise the Company should his residence change from that of Illinois.

20. ASSIGNMENT. The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company. McCaffery may not assign this Agreement or any rights hereunder. Any purported or attempted assignment or transfer by McCaffery of this Agreement or any of McCaffery's duties, responsibilities, or obligations hereunder will be void. Notwithstanding the forgoing sentence:

         (a) in the event of McCaffery's death prior to the Transition Date, McCaffery's estate will be eligible to receive the consideration payable under Sections 5(a) and (c) if and only if McCaffery's estate satisfies the conditions precedent in
                  Section 6, and the date of McCaffery's death will be the Transition Date; and

         (b) in the event of McCaffery's total incapacity prior to the Transition Date, McCaffery will be eligible to receive the consideration payable under Sections 5(a) and (c) if and only if McCaffery's duly authorized representative satisfies the conditions precedent in Section 6, and the date of McCaffery's total incapacity will be the Transition Date.

21.      MISCELLANEOUS.

         (a) NOTICES. Notices required to be given under this Agreement must be in writing and will be deemed to have been given when personally served, sent by courier or mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the


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

                  last known residence address of McCaffery or, in the case of the Company, to its principal office, to the attention of the Board, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt by the other party.

         (b) CONSTRUCTION AND SEVERABILITY. The validity, interpretation, performance, and enforcement of this Agreement will be governed by the laws of the State of Minnesota without regard to conflicts-of-laws provisions that would require application of any other law. In the event any provision of this Agreement is held illegal or invalid for any reason, such illegality or invalidity will not in any way affect the legality or validity of any other provision hereof and, subject to Section 9(f), such illegal or invalid provision will be deemed severed from this Agreement. It is the intention of the parties hereto that the Company be given the broadest possible protection respecting its confidential information and trade secrets; and respecting competition by McCaffery following his resignation from the Company.

         (c)      REMEDIES.

                           (1) ACKNOWLEDGEMENT REGARDING INJUNCTIVE AND OTHER EQUITABLE RELIEF. McCaffery acknowledges that it would be difficult to fully compensate the Company for monetary damages resulting from any breach by him of the provisions of Sections 9 and 14. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company will, in addition to any other remedies it may have, be entitled to injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

                           (2) JURISDICTION AND VENUE. McCaffery and the Company consent to jurisdiction of the Hennepin County, Minnesota district court and/or United States District Court for the District of Minnesota, for the purpose of resolving all claims for injunctive relief. Any such actions for injunctive relief must be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction.

         (d) ENTIRE AGREEMENT. Except for any and all agreements or understandings related to McCaffery's stock options and restricted stock (which have not been affected or altered by this Agreement except as provided in Section 5(d)), this Agreement, the Releases, the Transition Employment Agreement, the Promissory Note and the Pledge Agreement set forth the entire understanding between the Company and McCaffery, and there are no understandings other than as set forth in this Agreement, the Releases, the Transition Employment Agreement, the Promissory Note and the Pledge Agreement. This Agreement may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced. This Agreement, the Releases and the Transition Employment Agreement supercede the Amended and Restated Employment Agreement.

         (e) COUNTERPARTS. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument.

         (f) CAPTIONS AND HEADINGS. The captions and section headings used in this Agreement are for convenience of reference only, and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

         (g) WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right or remedy granted hereby or by any related document or by law. No single or partial waiver of rights or remedies hereunder, nor any course of conduct of the parties, will be construed as a waiver of rights or remedies by either party (other than as expressly and specifically waived).

         (h) RELIANCE BY THIRD PARTIES. This Agreement is intended for the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns, and no other person or entity has any right to rely on this Agreement or to claim or derive any benefit therefrom, absent the express written consent of the party to be charged with such reliance or benefit.

         The parties have signed this Agreement as of the dates set forth below their respective signatures below.


VALUEVISION MEDIA, INC.                       GENE MCCAFFERY


By:    Nathan E. Fagre                           /s/ Gene McCaffery
       -------------------------------           -------------------------------
       Print Name                                Signature

Its:   Senior Vice President,
       General Counsel and Secretary      Dated: November 25, 2003
       -------------------------------           -------------------------------
       Title


       /s/ Nathan E. Fagre
       -------------------------------
       Signature

Dated: November 25, 2003
       -------------------------------


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